EXHIBIT 10.6

Prepared by and Return Document to: John Rollings, Ballard Spahr LLP, 1735 Market Street, Philadelphia, PA 19103.

Mortgagor/Taxpayer Information: SIR Windsor on the River, LLC, Attention: Kevin Keating c/o: Steadfast Companies, 18100 Von Karman Ave., Suite 500, Irvine, CA 92612.

Legal Description: See Exhibit A hereto.

THIS MORTGAGE SECURES A NOTE WHICH PROVIDES FOR A VARIABLE

INTEREST RATE

MORTGAGE

WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

NOTICE: This Mortgage secures credit in the amount of $23,789,727.00 (Twenty-Three Million Seven Hundred Eighty-Nine Thousand Seven Hundred Twenty Seven and 00/100 Dollars). Advances up to this amount, together with interest, are senior to indebtedness to other creditors under subsequently recorded or filed mortgages and liens.

This Mortgage also secures loans or advancements made to directly finance work or improvements upon the real estate described herein, and is a ‘construction mortgage lien’ within the meaning of §572.18 of the Iowa Code.

THIS MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (“Mortgage”), made as of January 26, 2012, is made by SIR WINDSOR ON THE RIVER, LLC, a Delaware limited liability company (“Mortgagor”), for the benefit of PNC Bank, National Association (“Mortgagee”).

ARTICLE 1. GRANT

1.1

GRANT. For the purposes of and upon the terms and conditions in this Mortgage, Mortgagor irrevocably grants, bargains, sells, conveys, assigns, transfers, mortgages, pledges, grants a security interest in and sets over to

Mortgagee and its successors and assigns forever all of Mortgagor’s interest in that real property located in the City of Cedar Rapids, County of Linn, State of Iowa, described on Exhibit A attached hereto, together with all right, title, interest, and privileges of Mortgagor in and to all streets, ways, roads, and alleys used in connection with or pertaining to such real property, all development rights or credits, air rights, water, water rights and water stock related to the real property, and all minerals, oil and gas, and other hydrocarbon substances in, on or under the real property, and all appurtenances, easements, rights and rights of way appurtenant or related thereto; all buildings, other improvements and fixtures now or hereafter located on the real property, including, but not limited to, all apparatus, equipment, and appliances used in the operation or occupancy of the real property, it being intended by the parties that all such items shall be conclusively considered to be a part of the real property, whether or not attached or affixed to the real property (the “Improvements”); all interest or estate which Mortgagor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing; (all of the foregoing being collectively referred to as the “Subject Property”). The listing of specific rights or property shall not be interpreted as a limit of general terms.

1.2	ADDRESS. The address of the Subject Property (if known) is 1707 Ellis Blvd. NW, 1813 & 2307 Buckingham Dr. NW, and 2310 & 2415 Oxford Ln. NW. However, neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Mortgage on the Subject Property as described on Exhibit A.

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Mortgagor makes this Mortgage for the purpose of securing the following obligations (“Secured Obligations”):

(a)	Payment and performance of all covenants and obligations on the part of Mortgagor under that certain Reimbursement and Credit Agreement (“Reimbursement Agreement”) of even date herewith by and between Mortgagor and Mortgagee; and

(b)	Payment and performance of all covenants and obligations of Mortgagor under this Mortgage; and

(c)	Payment and performance of all covenants and obligations on the part of Mortgagor under the Credit Documents (as defined in the Reimbursement Agreement); and

(d)	Payment and performance of all Future Advances (as hereinafter defined). Future Advances means any loan of money from Mortgagee to Mortgagor made within twenty (20) years from the date hereof. The Mortgagee has no obligation whatsoever, to make a Future Advance; and

(e)	Payment and performance of all covenants and obligations of Mortgagor under any interest rate swap agreement, or other interest rate agreement executed by and between Mortgagor and Mortgagee, which agreement is evidenced by a writing which recites that it is secured by this Mortgage; and

(f)	All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation; (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; and (ii) modifications, extensions or renewals at a different rate of interest whether or not in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note or notes.

It is expressly understood and agreed that the indebtedness secured hereby will in no event exceed $47,579,454.00.

This Mortgage secures the repayment of future draws on the Letter of Credit (as defined in the Reimbursement Agreement) which may be made after the date hereof to the same extent as if such future draws were made on the date of the execution of this Mortgage, although there may be no advance made on the date of the execution of this Mortgage, and although there may be no indebtedness outstanding at the time the draw is made. The total principal amount of the Obligations secured by this Mortgage may decrease or increase from time to time but the total unpaid principal balance so secured at any one time shall not exceed $23,789,727, plus interest thereon, and any and all disbursements made by the Mortgagee for the payment of taxes, special assessments or insurance on the Subject Property, with interest on such disbursements. The parties hereby acknowledge and intend that all draws under the Letter of Credit, including future draws whenever hereafter made, shall be a lien from the time this Mortgage is recorded.

2.2	OBLIGATIONS. The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

2.3	INCORPORATION. All terms of the Secured Obligations and the documents evidencing such obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Reimbursement Agreement may permit borrowing, repayment and re-borrowing so that repayments or reimbursements shall not reduce the amounts of the Secured Obligations; and (b) the rate of interest on one or more Secured Obligations may vary from time to time.

ARTICLE 3. ASSIGNMENT OF LEASES AND RENTS

3.1	ASSIGNMENT. Mortgagor hereby irrevocably assigns to Mortgagee all of Mortgagor’s right, title and interest in, to and under: (a) all leases of the Subject Property or any portion thereof, and all other agreements of any kind relating to the use or occupancy of the Subject Property or any portion thereof, whether now existing or entered into after the date hereof (“Leases”); and (b) the rents, revenue, income, issues, deposits and profits of the Subject Property, including, without limitation, all amounts payable and all rights and benefits accruing to such Mortgagor under the Leases (“Payments”). The term “Leases” shall also include all guarantees of and security for the lessees’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Mortgagee’s right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Subject Property.

3.2	GRANT OF LICENSE. Mortgagee confers upon Mortgagor a license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Mortgagee may collect and apply the Payments pursuant to Section 6.4 without notice and without taking possession of the Subject Property. Mortgagor hereby irrevocably authorizes and directs the lessees under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the lessees’ undertakings under the Leases, and the lessees shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing hereunder. Mortgagor hereby relieves the lessees from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee.

3.3	EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Subject Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; or (c) responsible or liable for any waste committed on the Subject Property by the lessees under any of the Leases or any other parties; for any dangerous or defective condition of the Subject Property; or for any negligence in the management, upkeep, repair or control of the Subject Property resulting in loss or injury or death to any lessee, licensee, employee, invitee or other person. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (i) the exercise or failure to exercise by Mortgagee, or any of their respective employees, agents, contractors or subcontractors, any of the rights, remedies or powers granted to Mortgagee hereunder; or (ii) the failure or refusal of Mortgagee to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases.

3.4	REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that none of the lessor’s interests under any of the Leases has been transferred or assigned.

3.5	COVENANTS. Mortgagor covenants and agrees at Mortgagor’s sole cost and expense to: (a) perform the obligations of lessor contained in the Leases and enforce by all available remedies performance by the lessees of the obligations of the lessees contained in the Leases; (b) exercise Mortgagor’s commercially reasonable efforts to keep all portions of the Subject Property that are capable of being leased at all times at rentals not less than the fair market rental value; (c) deliver to Mortgagee, or make available to Mortgagee for inspection, fully executed, counterpart original(s) of each and every Lease if requested to do so; and (d) execute and record such additional commercially reasonable assignments of any Lease, in form and substance acceptable to Mortgagee, as Mortgagee may request.

3.6	ESTOPPEL CERTIFICATES. Within thirty (30) days after written request by Mortgagee, Mortgagor shall deliver to Mortgagee and to any party designated by Mortgagee estoppel certificates executed by Mortgagor, in recordable form, certifying (if such be the case): (a) that the foregoing assignment and the Leases are in full force and effect; (b) the date of each lessee’s most recent payment of rent; (c) that there are no defenses or offsets outstanding, or stating those claimed by Mortgagor under the foregoing assignment or the Leases, as the case may be; and (d) any other information reasonably requested by Mortgagee.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1	SECURITY INTEREST. Mortgagor hereby grants and assigns to Mortgagee as of the date hereof a security interest, to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Mortgagor now or at any time hereafter has any interest (collectively, the “Collateral”):

All goods, building and other materials, supplies, inventory, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein and supporting information, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on (i) the real property described on Exhibit A attached hereto and incorporated by reference herein or (ii) any existing or future improvements on the real property (which real property and improvements are collectively referred to herein as the “Subject Property”); together with all rents and security deposits derived from the Subject Property; all inventory, accounts, cash receipts, all amounts in the Interest Reserve Account and the Capital Expenditure Reserve Account (each as defined in the Reimbursement Agreement), deposit accounts, accounts receivable, contract rights, licenses, agreements, general intangibles, payment intangibles, software, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, proceeds of the sale of promissory notes, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing, operation, sale or disposition of the Subject Property or any business now or hereafter conducted thereon by Mortgagor; all development rights and credits, and any and all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Subject Property; all water and water rights, wells and well rights, canals and canal rights, ditches and ditch rights, springs and spring rights, and reservoirs and reservoir rights appurtenant to or associated with the Subject Property, whether decreed or undecreed, tributary, non-tributary or not non-tributary, surface or underground or appropriated or unappropriated, and all shares of stock in water, ditch, lateral and canal companies, well permits and all other evidences of any of such rights; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Subject Property; all advance payments of insurance premiums made by Mortgagor with respect to the Subject Property; all plans, drawings and specifications relating to the Subject Property; all funds held by Mortgagee in connection with the Reimbursement Agreement, whether or not disbursed, including without limitation, all amounts in the Interest Reserve Account and the Capital Expenditure Reserve Account; all funds deposited with Mortgagee pursuant to any bank agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Subject Property or any portion thereof; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files relating to any of the foregoing.

As to all of the above described personal property which is or which hereafter becomes a “fixture” under applicable law, this Mortgage from the date of its recording constitutes a fixture filing under the Iowa Uniform Commercial Code, as amended or recodified from time to time (“UCC”), and is acknowledged and agreed to be a “mortgage” under the UCC. For this purpose, the name and address of the Debtor is the name and address of the

Mortgagor as set forth in this Mortgage and the name and address of the Secured Party is the name and address of the Mortgagee as set forth in this Mortgage.

This Mortgage creates a security interest in the Collateral, and, to the extent the Collateral is not real property, this Mortgage constitutes a security agreement from Mortgagor to Mortgagee under the UCC.

4.2	REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that: (a) Mortgagor has, or will have, good title to the Collateral; (b) Mortgagor has not previously assigned or encumbered the Collateral, and no financing statement covering any of the Collateral has been delivered to any other person or entity; (c) Mortgagor’s principal place of business is located at the address shown in Section 7.10; and (d) Mortgagor’s legal name is exactly as set forth on the first page of this Mortgage and all of Mortgagor’s organizational documents or agreements delivered to Mortgagee are complete and accurate in every respect and (e) the organizational number for Mortgagor is 5073636.

4.3	COVENANTS. Mortgagor agrees: (a) to execute and deliver such documents as Mortgagee deems necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and as applicable its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Mortgagee prior written notice thereof; (c) to cooperate with Mortgagee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Mortgagee deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder; and (d) that Mortgagee is authorized to file financing statements in the name of Mortgagor to perfect Mortgagee’s security interest in Collateral.

4.4	RIGHTS OF MORTGAGEE. In addition to Mortgagee’s rights as a “Secured Party” under the UCC, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Mortgagor under or from the Collateral.

4.5	RIGHTS OF MORTGAGEE ON DEFAULT. Upon the occurrence of a Default (hereinafter defined) under this Mortgage, then in addition to all of Mortgagee’s rights as a “Secured Party” under the UCC or otherwise at law:

(a)

Mortgagee may (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Subject Property or other place where any of the Collateral may be located and take possession of, collect, sell, lease, license and dispose of any or all of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor’s expense; and (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales;

(b)	Mortgagee may, for the account of Mortgagor and at Mortgagor’s expense: (i) operate, use, consume, sell or dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise, or settlement, including insurance claims, which Mortgagee may deem desirable or proper with respect to any of the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of any or all of the Collateral; and

(c)	In disposing of Collateral hereunder, Mortgagee may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral may be applied by Mortgagee to the payment of expenses incurred by Mortgagee in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Mortgagee toward the payment of the Secured Obligations in such order of application as Mortgagee may from time to time elect.

(d)	Mortgagor agrees that Mortgagee shall have no obligation to process or prepare any Collateral for sale or other disposition.

4.6	POWER OF ATTORNEY. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact Mortgagee may, without the obligation to do so, in Mortgagee’s name, or in the name of Mortgagor, prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee’s security interests and rights in or to any of the Collateral, and, upon a Default hereunder, take any other action required of Mortgagor; provided, however, that Mortgagee as such attorney-in-fact shall be accountable only for such funds as are actually received by Mortgagee.

4.7	POSSESSION AND USE OF COLLATERAL. Except as otherwise provided in this Article 4 or in the other Credit Documents, so long as no Default exists under this Mortgage or any of the other Credit Documents, Mortgagor may possess, use, move, transfer or dispose of any of the Collateral in the ordinary course of Mortgagor’s business and in accordance with the Reimbursement Agreement.

ARTICLE 5. RIGHTS AND DUTIES OF THE PARTIES

5.1	TITLE. Mortgagor represents and warrants that, except as disclosed to Mortgagee in writing, Mortgagor lawfully holds and possesses fee simple title to the Subject Property without limitation on the right to encumber, and that this Mortgage is a first and prior lien on the Subject Property.

5.2	TAXES AND ASSESSMENTS. Mortgagor shall pay prior to delinquency all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or which may become a lien upon or cause a loss in value of the Subject Property or any interest therein. Mortgagor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed by any public authority upon Mortgagee by reason of its interest in any Secured Obligation or in the Subject Property, or by reason of any payment made to Mortgagee pursuant to any Secured Obligation; provided, however, Mortgagor shall have no obligation to pay taxes which may be imposed from time to time upon Mortgagee and which are measured by and imposed upon Mortgagee’s net income.

5.3

TAX AND INSURANCE IMPOUNDS. After the occurrence and during the continuance of a Default, at Mortgagee’s option and upon its demand, Mortgagor, shall, until all Secured Obligations have been paid in full, pay to Mortgagee monthly, annually or as otherwise directed by Mortgagee an amount estimated by Mortgagee to be equal to: (a) all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or may become a lien upon the Subject Property or Collateral and will become due for the tax year during which such payment is so directed; and (b) premiums for fire, hazard and insurance required or requested pursuant to the Credit Documents when same are next due, if Mortgagee determines that any amounts paid by Mortgagor are insufficient for the payment in full of such taxes, assessments, levies, charges and/or insurance premiums, Mortgagee shall notify Mortgagor of the increased amounts required to pay all amounts when due, whereupon Mortgagor shall pay to Mortgagee within thirty (30) days thereafter the additional amount as stated in Mortgagee’s notice. All sums so paid shall not bear interest, except to the extent and in any minimum amount required by law; and Mortgagee shall, unless Mortgagor is otherwise in Default hereunder or under any Credit Document, apply said funds to the payment of, or at the sole option of Mortgagee release said funds to Mortgagor for the application to and payment of, such sums, taxes, assessments, levies, charges, and insurance premiums. Upon Default by Mortgagor hereunder or under any Secured Obligation, Mortgagee may apply all or any part of said sums to any Secured Obligation and/or to cure such Default, in which event Mortgagor shall be required to restore all amounts so applied, as well as to cure any other events or conditions of Default not cured by such application. Upon assignment of this Mortgage, Mortgagee shall have the right to assign all amounts collected and in its possession to its assignee whereupon Mortgagee shall be released from all liability with respect thereto. Within ninety-five (95) days following full repayment of the Secured Obligations (other than full repayment of the Secured Obligations as a consequence of a foreclosure or conveyance in lieu of foreclosure of the liens and security interests securing the Secured Obligations) or at such earlier time as Mortgagee may elect, the balance of all amounts collected and in Mortgagee’s possession shall be paid to Mortgagor and no other party shall have any right or claim thereto.

5.4	PERFORMANCE OF SECURED OBLIGATIONS. Mortgagor shall promptly pay and perform each Secured Obligation when due.

5.5	LIENS, ENCUMBRANCES AND CHARGES. Mortgagor shall immediately discharge any lien not approved by Mortgagee in writing that has or may attain priority over this Mortgage. Mortgagor shall pay when due all obligations secured by or which may become liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Subject Property or Collateral, or any interest therein, whether senior or subordinate hereto; provided, however, that if Mortgagor disputes the obligations secured by such liens or encumbrances, in lieu of paying such obligations, Mortgagor may cause such liens or encumbrances to be released of record by posting a bond or by other action.

5.6	DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)	The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Mortgagor to Mortgagee and, at the request of Mortgagee, shall be paid directly to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Subject Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Subject Property or Collateral; (iii) all proceeds of any insurance policies (whether or not expressly required by Mortgagee to be maintained by Mortgagor, including, but not limited to, earthquake insurance and terrorism insurance, if any) payable by reason of loss sustained to all or any part of the Subject Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure, including, without limitation, any malfeasance or nonfeasance by Mortgagee or its employees or agents.

(b)	If, after damage to or destruction of the Subject Property or the Collateral (or any part thereof), the net proceeds of insurance (after payment of Mortgagee’s reasonable costs and expenses in connection with the administration thereof) are:

less than One Million Dollars ($1,000,000), then Mortgagee shall make such net proceeds available to Mortgagor and Mortgagor shall apply such proceeds to the repair, restoration and replacement by Mortgagor of the Subject Property and/or the Collateral damaged or destroyed,

or

One Million Dollars ($1,000,000) or more and Mortgagor complies with the following requirements, then Mortgagee shall make such net proceeds available to Mortgagor on the following terms:

(i)	At the time of such loss or damage and at all times thereafter while Mortgage is holding any portion of such proceeds, there shall exist no Event of Default;

(ii)	The Improvements to which loss or damage has resulted shall be capable of being restored to the condition existing prior to the damage or destruction, and such restoration shall be capable of being completed prior to the Stated Expiration Date (as defined in the Reimbursement Agreement), or if such restoration is not capable of being completed prior to the Stated Expiration Date, the Mortgagee reasonably determines that the value of the Property as of the Stated Expiration Date plus any remaining net proceeds will exceed the amount secured by this Mortgage as of the Stated Expiration Date;

(iii)	prior to any such proceeds being disbursed to Mortgagor, Mortgagor shall have provided to Mortgagee all of the following:

(A)	complete plans and specifications for restoration, repair and replacement of the damaged Improvements to the condition, utility and value required by (ii) above,

(B)	if loss or damage exceeds Five Million Dollars ($5,000,000), fixed-price or guaranteed maximum cost bonded construction contracts for completion of the repair and restoration work in accordance with such plans and specifications,

(C)	builder’s risk insurance for the full cost of construction with Mortgagee named under a standard mortgagee loss-payable clause,

(D)	evidence of availability of such additional funds as in Mortgagee’s reasonable opinion are necessary to complete such repair, restoration and replacement, and

(E)	copies of all permits and licenses necessary to complete the work in accordance with the plans and specifications;

(iv)	Mortgagee may, at Mortgagor’s expense, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of any such proceeds as work progresses;

(v)	No portion of such proceeds shall be made available by Mortgagee for architectural reviews or for any other purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements to which a loss or damage has occurred unless the same are covered by such insurance;

(vi)	Mortgagor shall diligently pursue such work and shall complete such work prior to the Stated Expiration Date;

(vii)	Each disbursement by Mortgagee of such proceeds and deposits shall be funded subject to conditions and in accordance with Mortgagee’s reasonable disbursement procedures and shall be made only upon receipt of disbursement requests on an AIA G702/703 form (or similar form approved by Mortgagee) signed and certified by Mortgagor and, if required by Mortgagee, its architect and general contractor with appropriate invoices and lien waivers as required by Mortgagee; and

(viii)	Mortgagee shall have a first lien on and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such proceeds, and Mortgagor shall execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments as Mortgagee shall request to create, evidence, or perfect such lien and security interest.

In the event and to the extent that such Proceeds are One Million Dollars ($1,000,000) or more and are not required to be used for the repair, restoration and replacement of the Improvements to which a loss or damage has occurred, or, if the conditions set forth herein for such application are otherwise not satisfied, then Mortgagee shall be entitled without notice to or consent from Mortgagor to retain and apply such proceeds, or the balance thereof, at Mortgagee’s option either (a) to the reduction of or as a reserve against the Secured Obligations or (b) to the repair, restoration and/or replacement of all or any part of such Improvements to which a loss or damage has occurred. Any excess proceeds after such application by Mortgagee shall be paid to Mortgagor.

5.7	MAINTENANCE AND PRESERVATION OF THE SUBJECT PROPERTY. Subject to the provisions of the Reimbursement Agreement,

Mortgagor covenants: (a) to insure the Subject Property and Collateral as required by the Reimbursement Agreement against such risks as Mortgagee may require and, at Mortgagee’s request, to provide evidence of such insurance to Mortgagee, and to comply with the requirements of any insurance companies providing such insurance; (b) to keep the Subject Property and Collateral in good condition and repair; (c) not to remove or demolish the Subject Property or Collateral or any part thereof, not to alter, restore or add to the Subject Property or Collateral and not to initiate or acquiesce in any change in any zoning or other land classification which affects the Subject Property without Mortgagee’s prior written consent or as provided in the Reimbursement Agreement; (d) to complete or restore promptly and in good and workmanlike manner the Subject Property and Collateral, or any part thereof which may be damaged or destroyed, without regard to whether Mortgagee elects to require that insurance proceeds be used to reduce the Secured Obligations as provided in Section 5.6; (e) to comply with all laws, ordinances, regulations and standards, and all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Subject Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements; (f) not to commit or permit waste of the Subject Property or Collateral; and (g) to do all other acts which from the character or use of the Subject Property or Collateral may be reasonably necessary to maintain and preserve its value.

5.8	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Subject Property and Collateral and title to and right of possession of the Subject Property and Collateral, the security hereof and the rights and powers of Mortgagee hereunder against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Subject Property or Collateral and of any condemnation offer or action.

5.9	ACTIONS BY MORTGAGEE. From time to time and without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby, Mortgagee, without liability therefor and without notice, may: (a) release all or any part of the Subject Property from this Mortgage; (b) consent to the making of any map or plat thereof; and (c) join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Mortgage.

5.10

DUE ON SALE OR ENCUMBRANCE. If the Subject Property or any interest therein shall be sold, transferred (including, without limitation, through sale or transfer of a majority or controlling interest of the corporate stock or general partnership interests or limited liability company interests of Mortgagor), mortgaged, assigned, further encumbered or leased (other than in the ordinary course of Mortgagor’s business), whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, without the prior written consent of Mortgagee, then Mortgagee, in its sole discretion, may declare all Secured Obligations immediately due and payable.

5.11	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Subject Property and Collateral or in any manner obligated under the Secured Obligations (“Interested Parties”), Mortgagee may, from time to time, release any person or entity from liability for the payment or performance of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, or accept additional security or release all or a portion of the Subject Property and Collateral and other security for the Secured Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said interested Parties, or release or impair the priority of the lien of and security interests created by this Mortgage upon the Subject Property and Collateral.

5.12	RELEASE OF ASSIGNMENT. When this Mortgage has been fully released, the last such release shall operate as a reassignment of all future rents, issues and profits of the Subject Property to the person or persons legally entitled thereto.

5.13	SUBROGATION. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to the Credit Documents or by the proceeds of any loan secured by this Mortgage.

5.14	RIGHT OF INSPECTION. Subject to the rights of Mortgagee’s tenants under the Leases, Mortgagee, its agents and employees, may enter the Subject Property at any reasonable time, after reasonable prior notice, for the purpose of inspecting the Subject Property and Collateral and ascertaining Mortgagor’s compliance with the terms hereof.

ARTICLE 6. DEFAULT PROVISIONS

6.1	DEFAULT. For all purposes hereof, the term “Default” shall mean any Event of Default as defined in the Reimbursement Agreement.

6.2	RIGHTS AND REMEDIES. At any time after Default, Mortgagee shall have all the following rights and remedies:

(a)	With or without notice, to declare all Secured Obligations immediately due and payable;

(b)	With or without notice, terminate any interest rate swap agreement;

(c)	With or without notice, and without releasing Mortgagor from any Secured Obligation, and without becoming a mortgagee in possession, to cure any breach or Default of Mortgagor and, in connection therewith, to enter upon the Subject Property and do such acts and things as Mortgagee deems necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee under this Mortgage; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain insurance; (iv) to pay any premiums or charges with respect to insurance required to be carried under this Mortgage; or (v) to employ counsel, accountants, contractors and other appropriate persons;

(d)	To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument or to obtain specific enforcement of the covenants of Mortgagor hereunder, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations. In connection with any such action, Mortgagor shall promptly reimburse Mortgagee for all reasonable attorneys’ fees, appraisers’ fees, receiver’s costs and expenses, insurance, taxes, outlays for documentary and expert evidence, costs for preservation of the Subject Property, stenographer’s charges, publication costs and costs of procuring all abstracts of title, title searches and examinations, guarantee policies and similar data and assurances with respect to title as Mortgagee may deem to be reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or value of the Subject Property or for any other reasonable purpose;

(e)	To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Subject Property as a matter of strict right and without regard to the adequacy of the security for the repayment of the Secured Obligations, the existence of a declaration that the Secured Obligations have been accelerated and are immediately due and payable, or the filing of a notice of default, and Mortgagor hereby consents to such appointment;

(f)

To enter upon, possess, manage and operate the Subject Property or any part thereof, to take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Subject Property, to make, terminate, enforce or modify Leases of the Subject Property upon such terms and conditions as Mortgagee deems proper, to make repairs, alterations and improvements to the Subject Property as necessary, in Mortgagee’s sole judgment, to protect or enhance the security hereof and to continue and complete construction of the improvements on the Subject Property as necessary in Mortgagee’s sole judgment;

(g)	To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions and to apply the proceeds received upon the Secured Obligations all in such order and manner as Mortgagee determines in its sole discretion;

(h)	Upon sale of the Subject Property at any foreclosure sale, Mortgagee may credit bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Secured Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g. commissions, attorneys’ fees, and taxes), costs of any hazardous materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Subject Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Mortgagee; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Mortgagee (in its sole and absolute discretion) deems appropriate. In regard to the above, Mortgagor acknowledges and agrees that: (w) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Mortgagee’s credit bid need not have any relation to any loan-to-value ratios specified in the Credit Documents or previously discussed between Mortgagor and Mortgagee; and (z) Mortgagee’s credit bid may be (at Mortgagee’s sole and absolute discretion) higher or lower than any appraised value of the Subject Property;

(i)	Upon the completion of any foreclosure of all or a portion of the Subject Property, commence an action to recover any of the Secured Obligations that remains unpaid or unsatisfied; and/or

(j)	Exercise any and all remedies at law, equity, or under the Mortgage or the other Credit Documents for such Default.

6.3	APPLICATION OF FORECLOSURE SALE PROCEEDS. Except as may be otherwise required by applicable law, after deducting all costs, including, without limitation, cost of evidence of title and attorneys’ fees in connection with sale and costs and expenses of sale and of any judicial proceeding wherein such sale may be made, all proceeds of any foreclosure sale shall be applied: (a) to payment of all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the Default Rate (as defined in the Reimbursement Agreement) to be applicable on or after maturity or acceleration of the Secured Obligations; (b) to payment of all other Secured Obligations; and (c) the remainder, if any, to the person or persons legally entitled thereto.

6.4	APPLICATION OF OTHER SUMS. All sums received by Mortgagee under Section 6.2 or Section 3.2, less all costs and expenses incurred by Mortgagee or any receiver under either of said Sections, including, without limitation, attorneys’ fees, shall be applied in payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided, however, Mortgagee shall have no liability for funds not actually received by Mortgagee.

6.5	NO CURE OR WAIVER. Neither Mortgagee’s nor any receiver’s entry upon and taking possession of all or any part of the Subject Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise or (failure to exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any breach, Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and Mortgagor has cured all other defaults), or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of or security interest created by this Mortgage.

6.6	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Mortgagor agrees to pay to Mortgagee immediately and without demand all costs and expenses incurred by Mortgagee pursuant to that certain Section entitled Rights and Remedies (including, without limitation, court costs and attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the Default Rate.

6.7

POWER TO FILE NOTICES AND CURE DEFAULTS. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, (b) upon the issuance of a deed pursuant to the foreclosure of the lien of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment or further assurance with respect to the Subject Property and Collateral, Leases and Payments in favor of the grantee of any such deed, as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Subject Property and Collateral, and (d) upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, Mortgagee may perform any obligation of Mortgagor hereunder; provided, however, that: (i) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (ii) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act (whether such failure constitutes negligence) by Mortgagee under this Section.

6.8	REMEDIES CUMULATIVE. All rights and remedies of Mortgagee provided hereunder are cumulative and are in addition to all rights and remedies provided by applicable law (including specifically that of foreclosure of this instrument as though it were a mortgage) or in any other agreements between Mortgagor and Mortgagee. No failure on the part of Mortgagee to exercise any of its rights hereunder arising upon any Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Default. No delay on the part of Mortgagee in exercising any such rights shall be construed to preclude it from the exercise thereof at any time while that Default is continuing. Mortgagee may enforce any one or more remedies or rights hereunder successively or concurrently. By accepting payment or performance of any of the Secured Obligations after its due date, Mortgagee shall not thereby waive the agreement contained herein that time is of the essence, nor shall Mortgagee waive either its right to require prompt payment or performance when due of the remainder of the Secured Obligations or its right to consider the failure to so pay or perform a Default.

6.9	REDEMPTION. In the event of foreclosure of this Mortgage and sale of the Subject Property by sheriff’s sale in said foreclosure proceeding:

(a)	If the Subject Property, subject of this Mortgage, covers less than ten (10) acres and Mortgagee waives in the foreclosure action any rights to a deficiency judgment against Mortgagor, the redemption period shall be reduced to six (6) months, consistent with the provisions of §628.26, Code of Iowa, or any revision or successor thereof;

(b)

If the Subject Property, subject of this Mortgage, covers less than ten (10) acres, the Court in the foreclosure action affirmatively finds that such property has been abandoned by the owners and those persons personally liable thereunder at the time of such foreclosure, and Mortgagee waives in the foreclosure action any rights to a deficiency judgment against

Mortgagor, the redemption period shall be reduced to sixty (60) days, consistent with the provisions of §628.27, Code of Iowa, or any revision or successor thereof; and

(c)	If the Subject Property, subject of this Mortgage, is not used for agricultural purposes, as defined in Iowa Code §535.13, and is either not the residence of the Mortgagor or owner, or is such a residence but is not a single family or a two family dwelling, and the Mortgagee waives its right to a deficiency judgment in the foreclosure action, the redemption period shall be reduced to ninety (90) days, consistent with the provisions of §628.28, Code of Iowa, or any revision or successor thereof.

6.10	FORCE PLACED INSURANCE. Unless Mortgagor provides Mortgagee with evidence reasonably satisfactory to Mortgagee of the insurance coverage required by this Mortgage, Mortgagee may purchase insurance at Mortgagor’s expense to protect Mortgagee’s interest in the Subject Property. This insurance may, but need not, protect Mortgagor’s interest in the Subject Property. The coverages that Mortgagee purchases may not pay any claim that Mortgagor makes or any claim that is made against Mortgagor in connection with the Subject Property. Mortgagor may later cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence reasonably satisfactory to Mortgagee that Mortgagor has obtained insurance as required by this Mortgage. If Mortgagee purchases insurance for the Subject Property, Mortgagor will be responsible for the costs of that insurance, including interest at the highest rate applicable during the continuance of a default and any other charges imposed by Mortgagee in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at Mortgagee’s discretion, be added to Mortgagor’s total principal obligation owing to Mortgagee, and in any event shall be secured by the liens on the Subject Property created by this Mortgage. It is understood and agreed that the costs of insurance obtained by Mortgagee may be more than the costs of insurance Mortgagor may be able to obtain on its own.

6.11	NONJUDICIAL FORECLOSURE. The Mortgagee may at its option elect to foreclose this Mortgage by nonjudicial procedures allowed by Iowa law.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1	ADDITIONAL PROVISIONS. The Credit Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Credit Documents grant further rights to Mortgagee and contains further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Subject Property and Collateral and such further rights and agreements are incorporated herein by this reference.

7.2	MERGER. No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Subject Property unless Mortgagee consents to a merger in writing.

7.3	OBLIGATIONS OF MORTGAGOR, JOINT AND SEVERAL. If more than one person has executed this Mortgage as “Mortgagor”, the obligations of all such persons hereunder shall be joint and several.

7.4	WAIVER OF MARSHALLING RIGHTS. Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Subject Property and Collateral, hereby waives all rights to have the Subject Property and Collateral and/or any other property which is now or later may be security for any Secured Obligation (“Other Property”) marshalled upon any foreclosure of the lien of this Mortgage or on a foreclosure of any other lien or security interest against any security for any of the Secured Obligations. Mortgagee shall have the right to sell, and any court in which foreclosure proceedings may be brought shall have the right to order a sale of, the Subject Property and any or all of the Collateral or Other Property as a whole or in separate parcels, in any order that Mortgagee may designate.

7.5	RULES OF CONSTRUCTION. When the identity of the parties or other circumstances make it appropriate the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. The term “Subject Property” and “Collateral” means all and any part of the Subject Property and Collateral, respectively, and any interest in the Subject Property and Collateral, respectively.

7.6	SUCCESSORS IN INTEREST. The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto; provided, however, that this Section does not waive or modify the provisions of Section 5.10.

7.7	EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature or acknowledgment of, or on behalf of, each party, or that the signature of all persons required to bind any party, or the acknowledgment of such party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the parties hereto. Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

7.8	CHOICE OF LAW. This Mortgage shall be construed in accordance with the laws of the State of Iowa, except to the extent that federal laws preempt the laws of the State of Iowa.

7.9	INCORPORATION. Exhibit A, attached hereto, is incorporated into this Mortgage by this reference.

7.10	NOTICES. All notices, demands or other communications required or permitted to be given pursuant to the provisions of this Mortgage shall be in writing and shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, except that notice of Default may be sent by certified mall, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise upon receipt at the address set forth below; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:	SIR Windsor on the River, LLC c/o Steadfast Companies 18100 Von Karman Avenue, Suite 500 Irvine, CA 92612 Attention: Ana Marie del Rio, Esquire

Mortgagee:	PNC Bank, National Association 26901 Agoura Road, Suite 200 Calabasas Hills, CA 91301 Attention: Sandeep Patel

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove. Mortgagor shall forward to Mortgagee, without delay, any notices, letters or other communications delivered to the Subject Property or to Mortgagor naming Mortgagee, “Lender” or any similar designation as addressee or the ability of Mortgagor to perform its obligations to Mortgagee under the Reimbursement Agreement.

7.11	COPY. The Mortgagor hereby acknowledges the receipt of a copy of this Mortgage, together with a copy of each promissory note secured hereby, and all other documents executed by the Mortgagor in connection herewith.

7.12	BUSINESS PURPOSE. Mortgagor warrants that the Subject Property is not used for agricultural purposes as defined in Iowa Code §535.13 and that the

Subject Property is not agricultural land as defined in Iowa Code §9H.1. Further, the Mortgagor warrants that the Subject Property is not a one-family or two-family dwelling and that the indebtedness secured by this Mortgage does not constitute a consumer credit transaction as defined in Iowa Code §537.1301(12).

7.13	PURCHASE MONEY MORTGAGE. This Mortgage is a purchase money mortgage as defined by Iowa Code §654.12B.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED, YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the day and year set forth above.

SIR WINDSOR ON THE RIVER, LLC,
a Delaware limited liability company,

By:	Steadfast Income Advisor, LLC, a Delaware limited liability company

By:	/s/ Rodney F. Emery
Name: Rodney F. Emery
Title: CEO and President

STATE OF	)
	)	SS.
COUNTY OF

I,                     , a notary public, in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                     , personally known to me to be the             of Steadfast Income Advisor, LLC, the manager of SIR Windsor on the River, LLC, appeared before me this day in person and acknowledged that as such                     , being authorized to do so, signed and delivered the said instrument, as his free and voluntary act, and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and                      seal this      day of January, 2012.

Notary Public

Commission Expires

EXHIBIT A

DESCRIPTION OF SUBJECT PROPERTY

Real property in the City of Cedar Rapids, County of Linn, State of Iowa, described as follows:

Lot 1 of Windsor-on-the-River First Addition and Lot 2 and Lot 3 of Windsor-on-the-River Second Addition and Lot 4 of Windsor-on-the-River Third Addition and Lot 5 of Windsor-on-the-River Fourth Addition, all in the North one-half of the Northeast Quarter of Section 18, Township 83 North, Range 7 West of the 5th Principal Meridian, Cedar Rapids, Linn County, Iowa.

APN: 14-18-1-01-002-0-0000 and 14-18-1-03-001-0-0000 and 14-18-1-26-001-0-0000 and 14- 18-1-26-002-0-0000 and 14-18-1-26-003-0-0000

(Notary Page to Mortgage)